HYDROGEN FUEL CELL TECHNOLOGY

PURCHASE AND ASSIGNMENT AGREEMENT

This Hydrogen Fuel Cell Technology Purchase and Assignment Agreement (this “Agreement”) is made and entered into as of September 30, 2024 (the “Effective Date”), by and between:

Boumarang Inc., a Delaware corporation (“Boumarang” or “Purchaser”), and

Eastern Electrolyser Ltd., an Indian corporation (“Eastern” or “Seller”) or its designee.

Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller has developed and owns certain hydrogen fuel cell system technology, including related hardware, software, know-how, prototypes, and documentation, suitable for use in hydrogen-powered drones and related applications, as more particularly described in Exhibit B attached hereto (the “Technology”);

WHEREAS, Purchaser is developing a new family of hydrogen-powered drones and desires to acquire all right, title, and interest in and to the Technology from Seller;

WHEREAS, Seller desires to sell, assign, transfer, and convey the Technology to Purchaser in exchange for shares of Purchaser’s common stock, and Purchaser desires to issue such shares as the sole consideration for the Technology; and

WHEREAS, the Parties intend that there shall be no cash compensation payable to Seller for the Technology, other than any agreed reimbursement of out-of-pocket costs expressly provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below:

1.1“Affiliate” means, with respect to any Party, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party. “Control” means (a) ownership of more than fifty percent (50%) of the voting securities of an entity, or (b) the contractual right to direct the management and policies of an entity.

1.2“Agreement” has the meaning set forth in the preamble.

1.3“Boumarang Shares” means an aggregate of 2,500,000 (two million five  hundred  thousand)  duly  authorized, validly issued, fully paid, and non-assessable shares of Purchaser’s common stock, par value $0.0001 per share, valued at $1.00 per share or $2,500,000 in purchase price, to be issued to Seller (or its designee) as the sole purchase price for the Technology, as set forth in Section 4.

1.4“Confidential Information” means all non-public information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered confidential, including business, technical, financial, product, customer, supplier, and marketing information, and all information relating to the Technology. Confidential Information does not include information that meets one of the exceptions in Section 9.5.

1.5“Deliverables” means all tangible embodiments of the Technology, including all prototypes, stacks, drones, fuel cell packs, test rigs, tooling, equipment, documentation, drawings, source code, software, and other materials listed in Exhibit B or otherwise delivered by Seller to Purchaser pursuant to this Agreement.

1.6“Intellectual Property Rights” means all rights, title, and interest in and to patents, patent applications, inventions (whether patentable or not), utility models, copyrights, moral rights, trademarks, service marks, trade names, domain names, trade dress, trade secrets, mask work rights, designs, know-how, and other similar rights, whether registered or unregistered, and all registrations, applications, renewals, extensions, and continuations thereof, anywhere in the world.

1.7“Laws” means all applicable international, federal, state, local, and foreign laws, rules, regulations, orders, and directives of any governmental authority.

1.8“Technology” has the meaning set forth in the Recitals and is more particularly described in Exhibit B.

1.9“Term” has the meaning set forth in Section 10.1.

2.PURCHASE AND SALE OF TECHNOLOGY

2.1Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller hereby sells, assigns, transfers, conveys, and delivers to Purchaser, and Purchaser hereby purchases and accepts from Seller, all of Seller’s right, title, and interest in and to the Technology, free and clear of any and all liens, pledges, charges, security interests, encumbrances, or other adverse claims of any kind (collectively, “Encumbrances”), including without limitation:

(a)all Intellectual Property Rights embodied in, covering, or relating to the Technology;

(b)all tangible embodiments of the Technology, including the Deliverables;

(c)all documentation, designs, schematics, CAD files, bills of materials, specifications, test reports, source code and object code (if any), and other technical materials relating to the Technology; and

(d)all rights to sue and recover for past, present, and future infringement or misappropriation of the Intellectual Property Rights in the Technology.

2.2Exclusions. The Parties may, if needed, specify in Exhibit B any assets, technologies, or rights that are expressly excluded from the definition of Technology. Any such exclusions shall be narrowly construed.

3.DELIVERABLES; TRANSFER OF POSSESSION

3.1Delivery of Deliverables. On or as promptly as reasonably practicable following the Closing, Seller shall deliver to Purchaser (or make available for pick-up or electronic download, as applicable) all Deliverables described in Exhibit B and all other tangible embodiments of the Technology that are in Seller’s possession or control.

3.2Electronic Materials. To the extent any part of the Technology or Deliverables consists of software, firmware, CAD files, design files, or other electronic materials, Seller shall deliver such materials in their native electronic formats together with any necessary passwords or access credentials.

3.3Shipping and Logistics. Unless otherwise agreed in writing:

(a)Seller will package the Deliverables for international shipment in a commercially reasonable manner;

(b)Purchaser will be responsible for reasonable, documented out-of-pocket shipping, insurance, customs, and import duties actually incurred solely in connection with the shipment of Deliverables from India to Purchaser’s nominated facility; and

(c)the Parties acknowledge that such reimbursements are not cash compensation for the Technology, but rather reimbursement of logistics costs.

Risk of loss to shipped Deliverables shall pass to Purchaser upon delivery to the carrier at Seller’s shipping point.

4.PURCHASE PRICE AND CONSIDERATION

4.1Purchase Price. The total purchase price for the Technology (the “Purchase Price”) shall be paid solely in equity valued at $2,500,000 or $1.00 per share and shall consist of the issuance by Purchaser to Seller of the Boumarang Shares, with no cash compensation payable to Seller for the Technology.

4.2Issuance of Boumarang Shares. At the Closing:

(a)Purchaser shall issue (or cause to be issued) to Seller, or to such designee as Seller may specify in writing at least five (5) business days prior to Closing, the Boumarang Shares by book-entry notation or in certificated form;

(b)the Boumarang Shares shall be duly authorized and, upon issuance in accordance with this Agreement, will be validly issued, fully paid, and non-assessable; and

(c)the Boumarang Shares may be subject to such restrictive legends and transfer restrictions as are required by applicable securities Laws and by Purchaser’s charter documents and any applicable shareholder agreements.

4.3No Additional Consideration. Except as expressly provided in Sections 3.3 and 4.2, no other cash, property, or consideration of any kind shall be payable by Purchaser to Seller in connection with the purchase and sale of the Technology.

4.4Tax Matters. Each Party shall be responsible for its own income Taxes arising from the transactions contemplated by this Agreement. Any transfer, stamp, or similar Taxes directly arising from the sale and transfer of the Technology shall be borne as required by applicable Law or, if permitted, equally by the Parties.

5.CLOSING

5.1Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Effective Date or on such other date as the Parties may mutually agree in writing.

5.2Seller Closing Deliverables. At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser:

(a)a countersigned copy of this Agreement;

(b)one or more executed assignment instruments in a form reasonably acceptable to Purchaser, assigning to Purchaser all right, title, and interest in and to the Technology and the associated Intellectual Property Rights (including patent assignments, copyright assignments, and trademark assignments, if applicable);

(c)a certificate executed by a duly authorized officer of Seller certifying that the representations and warranties of Seller in Section 6 are true and correct in all material respects as of the Closing; and

(d)such other customary documents, instruments, and consents as Purchaser may reasonably request to effectuate the transfer of the Technology.

5.3Purchaser Closing Deliverables. At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller:

(a)a countersigned copy of this Agreement;

(b)evidence reasonably satisfactory to Seller of the issuance of the Boumarang Shares in accordance with Section 4; and

(c)such other customary documents as Seller may reasonably request to evidence the issuance of the Boumarang Shares.

6.REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that, as of the Effective Date and as of the Closing:

6.1Organization and Authority. Seller is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated herein.

6.2Enforceability. This Agreement has been duly authorized, executed, and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar Laws affecting creditors’ rights generally.

6.3Title to Technology. Seller is the sole and exclusive owner of all right, title, and interest in and to the Technology, free and clear of all Encumbrances. No person or entity (other than Purchaser under this Agreement) has any option, license, or other right, whether contingent or otherwise, to acquire any interest in the Technology.

6.4Intellectual Property Rights. To Seller’s knowledge:

(a)the Technology as used and exploited by Seller does not infringe or misappropriate any valid Intellectual Property Right of any third party in the United States or the European Union;

(b)there are no pending or, to Seller’s knowledge, threatened claims, actions, suits, or proceedings alleging such infringement or misappropriation; and

(c)Seller has not received any written notice from any third party alleging that the Technology infringes or misappropriates such party’s Intellectual Property Rights.

6.5No Conflict. The execution, delivery, and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not (a) violate any provision of Seller’s organizational documents, (b) violate any applicable Law in any material respect, or (c) result in a breach of, or constitute a default under, any material contract to which Seller is a party, in each case that would reasonably be expected to materially impair Seller’s ability to consummate the transactions contemplated hereby.

6.6Consents. No consent, approval, or authorization of, or registration, filing, or notice with, any governmental authority or other third party is required to be obtained or made by Seller in connection with the execution, delivery, and performance of this Agreement, except for those that have been duly obtained or made.

6.7No Litigation. There is no pending or, to Seller’s knowledge, threatened action, suit, or proceeding before any court or governmental authority relating to the Technology or that challenges or seeks to prevent or delay the consummation of the transactions contemplated by this Agreement.

7.REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that, as of the Effective Date and as of the Closing:

7.1Organization and Authority. Purchaser is duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated herein.

7.2Enforceability. This Agreement has been duly authorized, executed, and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar Laws affecting creditors’ rights generally.

7.3Authorization of Shares. The Boumarang Shares have been duly authorized for issuance and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid, and non-assessable.

7.4Compliance with Laws. The issuance of the Boumarang Shares pursuant to this Agreement will be made in compliance with applicable securities Laws, including reliance on one or more exemptions from registration under the U.S. Securities Act of 1933, as amended.

8.INTELLECTUAL PROPERTY; FURTHER ASSURANCES

8.1Assignment of Rights. Without limiting Section 2, Seller hereby irrevocably assigns, transfers, and conveys to Purchaser all of Seller’s right, title, and interest in and to the Technology and all related Intellectual Property Rights, including all rights to sue and recover for past, present, and future infringement and misappropriation.

8.2Employees and Contractors. Seller shall cause all of its employees, consultants, and contractors who contributed to the conception, reduction to practice, development, or creation of the Technology to have assigned (or to assign) to Seller all of their right, title, and interest in and to the Technology, and Seller hereby assigns (and shall cause such persons to assign) such rights to Purchaser to the extent they relate to the Technology.

8.3Further Assurances. From and after the Closing, Seller shall, at Purchaser’s reasonable request and expense, execute and deliver such additional documents and take such further actions as may be reasonably necessary or desirable to vest in Purchaser the full benefit of the Technology and this Agreement, including executing further assignment documents and providing reasonable cooperation in the filing and prosecution of patents and other registrations relating to the Technology.

9.CONFIDENTIALITY

9.1Obligation. Each Party shall treat all Confidential Information of the other Party as strictly confidential, shall use such Confidential Information solely for purposes of performing its obligations or exercising its rights under this Agreement, and shall not disclose such Confidential Information to any third party except as expressly permitted herein.

9.2Standard of Care. Each Party shall use at least the same degree of care to protect the Confidential Information of the other Party as it uses to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care.

9.3Permitted Disclosures. A Receiving Party may disclose Confidential Information to its directors, officers, employees, contractors, professional advisors, and Affiliates with a need to know such information in connection with this Agreement, provided that such recipients are bound by confidentiality obligations at least as protective as those set forth herein.

9.4Return or Destruction. Upon written request by the Disclosing Party, the Receiving Party shall promptly return or destroy all copies of the Disclosing Party’s Confidential Information in its possession or control, except that the Receiving Party may retain (a) one archival copy for legal and compliance purposes and (b) any copies stored electronically in accordance with its standard backup procedures.

9.5Exceptions. Confidential Information does not include information that:

(a)is or becomes publicly available without breach of this Agreement by the Receiving Party;

(b)is rightfully received from a third party without restriction on use or disclosure;

(c)is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; or

(d)is approved for release by written authorization of the Disclosing Party.

9.6Compelled Disclosure. If a Receiving Party is required by Law or court order to disclose any Confidential Information, it may do so to the extent required, provided that (to the extent legally permissible) it gives the Disclosing Party prompt written notice to allow the Disclosing Party to seek a protective order or other appropriate remedy.

9.7Equitable Relief. Each Party acknowledges that a breach of this Section 9 may cause irreparable harm for which monetary damages alone may be an inadequate remedy. Accordingly, the non-breaching Party shall be entitled to seek injunctive relief in addition to any other remedies available at Law or in equity.

10.TERM; SURVIVAL

10.1Term. This Agreement shall become effective as of the Effective Date and shall continue in effect until all obligations of the Parties hereunder have been fully performed.

10.2Survival. The provisions of Sections 6, 7, 8, 9, 11, 12, 13, and any other provisions which by their nature are intended to survive, shall survive the Closing and any expiration or termination of this Agreement.

11.INDEMNIFICATION

11.1Seller Indemnity. Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates, and their respective directors, officers, employees, and agents, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to:

(a)any breach by Seller of its representations, warranties, or covenants under this Agreement; or

(b)any third-party claim alleging that the Technology, as of the Closing, infringes or misappropriates any Intellectual Property Right of such third party in the United States or the European Union.

11.2Purchaser Indemnity. Purchaser shall indemnify, defend, and hold harmless Seller and its Affiliates, and their respective directors, officers, employees, and agents, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to:

(a)any breach by Purchaser of its representations, warranties, or covenants under this Agreement; or

(b)Purchaser’s exploitation or commercialization of the Technology after the Closing (other than claims covered by Seller’s indemnity under Section 11.1(b)).

11.3Procedures. The indemnified Party shall promptly notify the indemnifying Party of any claim for which indemnification is sought and shall permit the indemnifying Party to control the defense and settlement of such claim, subject to customary conditions and the indemnified Party’s right to participate with its own counsel at its own expense.

12.LIMITATION OF LIABILITY

12.1Exclusion of Certain Damages. EXCEPT FOR (A) A PARTY’S INDEMNIFICATION OBLIGATIONS, (B) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS, OR (C) A PARTY’S FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.2Cap on Liability. EXCEPT FOR (A) A PARTY’S INDEMNIFICATION OBLIGATIONS, (B) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS, OR (C) A PARTY’S FRAUD OR WILLFUL MISCONDUCT, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE FAIR MARKET VALUE OF THE BOUMARANG SHARES AS OF THE CLOSING DATE.

13.FORCE MAJEURE

Neither Party shall be liable for any failure or delay in performance under this Agreement (other than payment obligations) to the extent such failure or delay is caused by events beyond its reasonable control, including acts of God, war, terrorism, civil unrest, strikes, labor disputes, epidemics, natural disasters, or governmental actions, provided that such Party uses commercially reasonable efforts to mitigate the effects of such event and resumes performance as soon as reasonably practicable.

14.DISPUTE RESOLUTION; ARBITRATION

14.1Good-Faith Negotiations. In the event of any dispute arising out of or relating to this Agreement, the Parties shall first attempt in good faith to resolve the dispute through negotiations between senior executives of each Party.

14.2Arbitration. If the Parties are unable to resolve the dispute within thirty (30) days after written notice of the dispute, such dispute shall be finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC) in accordance with its Arbitration Rules then in force. The seat of arbitration shall be Singapore, the language of the arbitration shall be English, and the arbitral tribunal shall consist of one (1) arbitrator. The arbitral award shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction.

15.MISCELLANEOUS

15.1Notices. All notices under this Agreement shall be in writing and shall be deemed duly given when delivered personally, sent by internationally recognized courier, or by email (with confirmation of receipt), to the addresses set forth below (or to such other address as a Party may designate by notice):

If to Purchaser:

Boumarang Inc.

200 Spectrum Centre Drive

Irvine, CA 92618

Email: admin@boumarang.com

If to Seller:

Eastern Electrolyser Ltd.

2nd Floor, A-53, Sector 57, Noida,

U.P. – 201301, India

Email: st@eeltdh2.com

15.2Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, proposals, and understandings, whether written or oral, relating to such subject matter.

15.3Amendments. This Agreement may be amended, modified, or supplemented only by a written instrument signed by duly authorized representatives of both Parties.

15.4Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except that Purchaser may assign this Agreement to an Affiliate or to a successor in connection with a merger, reorganization, or sale of substantially all of its assets relating to the Technology, provided that such successor assumes Purchaser’s obligations hereunder in writing.

15.5Independent Contractors. The Parties are independent contractors, and nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between them.

15.6Waiver. No waiver of any breach of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party, and no such waiver shall be deemed a waiver of any other or subsequent breach.

15.7Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith a substitute provision that most nearly reflects the Parties’ original intent.

15.8Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by PDF or other electronic means shall be deemed original signatures for all purposes.

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BOUMARANG INC.

a Delaware corporation

By:
Name: Imran Firoz
Title: Interim CFO
Date: September 30, 2024

EASTERN ELECTROLYSER LTD., an Indian corporation

By:
Name: Shivam Tewari Title: Director Date: September 30, 2024

EXHIBIT A

HYDROGEN FUEL CELL TECHNOLOGY (DESCRIPTION OF TECHNOLOGY AND DELIVERABLES)

1.Technology.

The “Technology” consists of all hydrogen fuel cell system technology owned or controlled by Seller and used for, or primarily related to, hydrogen fuel cell systems for unmanned aerial vehicles (drones), including, without limitation:

1.1All system-level and component-level designs, schematics, drawings, CAD files, bills of materials (BOMs), and specifications for fuel cell stacks, balance-of-plant components, control systems, and integration into drone platforms;

1.2All test data, validation reports, performance curves, durability and life-cycle analyses, and any other engineering documentation related to the Technology;

1.3All software and firmware (in source and object code form), algorithms, control logic, and calibration files used in or with the fuel cell systems;

1.4All know-how, trade secrets, manufacturing processes, assembly instructions, quality control procedures, and other proprietary information related to the design, fabrication, testing, and integration of the Technology;

1.5All Intellectual Property Rights in, to, and relating to the foregoing, including all patents, patent applications, inventions (whether patentable or not), copyrights, and other registered or unregistered rights.

2.Tangible Deliverables.

As part of the Technology being sold, the Deliverables include, without limitation:

2.1Hardware and Prototypes

•2 (two) units – 8 kW drones with integrated hydrogen fuel cell packs;

•2 (two) units – 8 kW fuel cell packs (stand-alone);

•2 (two) units – 4 kW fuel cell packs (stand-alone);

•Any associated test rigs, fixtures, and unique tooling used specifically to build or validate the above units, to the extent owned and controlled by Seller.

2.2Documentation & Files

•All engineering drawings, CAD files, schematics, BOMs, test reports, and manuals related to the units above;

•All software/firmware and related documentation necessary to operate, test, and integrate the units and Technology into Boumarang’s products.

3.Consideration.

As full and complete consideration for the sale, assignment, and transfer of the Technology and Deliverables described in this Exhibit B, Purchaser shall issue to Seller the Boumarang Shares, being 2,500,000 shares of Boumarang common stock, in accordance with Section 4 of the Agreement.

There is no cash compensation payable to the Seller for the Technology. Any reimbursement of shipping, customs, or similar logistics expenses pursuant to Section 3.3 of the Agreement shall not be treated as cash compensation.